DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1996 AND DECEMBER 31, 1995

                                          March 31,     December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  332,948       $  277,455
PROPERTY                                  6,536,419        6,616,116

OTHER ASSETS                                 32,994           19,566

TOTAL                                    $6,902,361       $6,913,137

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  251,251       $  245,505

PARTNERS' EQUITY:
     General Partners                       (23,158)         (22,992)
     Limited Partners                     6,674,268        6,690,624

  Total partners' equity                  6,651,110        6,667,632

TOTAL                                    $6,902,361       $6,913,137

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                         March 31,         March 31,
                                           1996              1995
REVENUES:

Rental Income                            $  438,629        $  424,183
Interest                                      1,373             1,956
     Total revenues                         440,002           426,139

EXPENSES:

Operating Expenses                          234,274           226,069
General and administrative                   45,482            42,074
     Total expenses                         279,756           268,143


NET INCOME                               $  160,246        $  157,996


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  158,644        $  156,416
    General partners                          1,602             1,580

TOTAL                                    $  160,246        $  157,996

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.93        $     7.82


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  19,863)     $7,000,382   $6,980,519

NET INCOME                               1,580         156,416      157,996
DISTRIBUTIONS                           (1,768)       (175,000)    (176,768)

EQUITY AT MARCH 31, 1995              ($20,051)     $6,981,798   $6,961,747

EQUITY AT DECEMBER 31, 1995           ($22,992)     $6,690,624   $6,667,632

NET INCOME                               1,602         158,644      160,246
DISTRIBUTIONS                           (1,768)       (175,000)    (176,768)

EQUITY AT MARCH 31, 1996              ($23,158)     $6,674,268   $6,651,110


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      March 31,          March 31,
                                        1996               1995
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 160,246          $ 157,996

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization        79,697             79,698

     Changes in assets and
      	liabilities:

     Increase in other assets            (13,428)           (11,500)
     Increase in liabilities               5,746             16,437

Net cash provided by
  operating activities                   232,261            242,631

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (176,768)          (176,768)

NET INCREASE CASH AND
   CASH EQUIVALENTS                       55,493             65,863

CASH AND CASH EQUIVALENTS:

     At beginning of period              277,455            299,707
     At end of period                  $ 332,948          $ 365,570


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1996, and for the periods ended March 31, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of March 31, 1996, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of March 31, 1996, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,406,921
        Furniture and equipment                     7,594
        Total                                   8,308,765
        Less: Accumulated Depreciation        ( 1,772,346)
        Property - Net                       $  6,536,419

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.